Exhibit 1

OPERATING AGREEMENT

OF

ABIGAIL II LLC

This Operating Agreement (this “Agreement”) constitutes the agreement of the Members of Abigail II LLC (the “Company”) as to the affairs of the Company and the conduct of its business. This Agreement shall be governed by the provisions of the Colorado Limited Liability Company Act, Section 7-80-101 et seq. C.R.S., as amended, (the “Act”), and the Articles of Organization of the Company as filed with the Secretary of State of Colorado (the “Articles”).

ARTICLE I

GENERAL

1.1 Purpose of the Company. The purpose of the Company is to manage, hold, buy and sell certain securities which are initially subject to certain restrictions and which are held for investment purposes, and to engage in the transaction of all lawful business and to pursue any other lawful purposes for which a limited liability company may be organized under Colorado law.

1.2 Powers. The Company shall have all of the powers of a limited liability company set forth in the Act.

1.3 Duration. The Company shall continue until it is dissolved pursuant to Article VIII.

ARTICLE II

OFFICES

2.1 Principal Office. The initial principal office of the Company shall be 5910 South University Boulevard, Unit C-l 8, Box 434, Greenwood Village, Colorado 80121-2879. The Managers (as defined in Section 6.1), in their discretion, may keep and maintain offices wherever the business of the Company may require.

2.2 Registered Agent and Office. The Company shall continuously maintain in the State of Colorado a registered office and a registered agent whose business office is identical with the registered office. The initial registered office shall be 5910 South University’ Boulevard, Unit C-l 8, Box 434, Greenwood Village, Colorado 80121-2879, and the initial registered agent of the Company shall be Britton T. Taplin. The Company may change its registered office, its registered agent, or both, upon filing a statement as specified by law in the office of the Secretary of State of Colorado.

ARTICLE III

MEMBERS

3.1 Initial Members. The names of the initial Members of the Company and the address of each are set forth on the Schedule of Members attached hereto (the “Schedule of Members”).

3.2 Admission of Additional Members. A party may be admitted as an additional Member only upon the unanimous affirmative vote of the existing Members. An additional Member shall be required to consent in writing to the provisions of this Agreement. The name and address of each such additional Member shall be added to the Schedule of Members.

3.3 Transferability of Company Interests. No Member may sell, exchange or otherwise transfer (including without limitation by pledge or other encumbrance) any interest in the Company (hereinafter “Ownership Interest”) which he or she now owns, or which he or she may hereafter acquire, to any party except as provided in Article IX.

3.4 Limited Liability of Members. Members and Managers of the Company shall not be liable under a judgment, decree or order of court, or in any other manner, for a debt, obligation or liability of the Company.

3.5 Voting Rights of Members. Except as otherwise provided in this Agreement, each Member shall have the percentage of votes equal to the Member’s Ownership Interest listed opposite such Member’s name on the Schedule of Members. A Member may vote in person or by proxy.

3.6 Meetings of Members. Annual and special meetings of Members may be held at such place, either within or without the State of Colorado, as may be stated in the notice of meeting. If no place is stated in the notice of meeting, the meeting shall be held at the principal office of the Company. Special meetings of the Members may be called by any two Managers or by not less than fifty percent of all the Members entitled to vote at a meeting; however, voting shall be conducted in accordance with Section 3.8.

3.7 Notice of Members’ Meetings; Waiver of Notice.

3.7.1 The manager or person calling the meeting shall deliver to each Member entitled to vote at such meeting, written notice stating the place, day, and hour of the meeting and, in case of a special meeting, the purpose for which the meeting is called. Notice shall be given not less than ten days nor more than fifty days before the date of the meeting.

3.7.2 By attending a meeting, a Member waives objection to lack of notice or defective notice of such meeting unless the Member, at the beginning of the meeting, objects to the holding of the meeting or the transaction of business at the meeting. A Member waives objection to consideration at the meeting of a particular matter not within the purpose described in the meeting notice unless the Member objects to considering the matter when it is presented.

3.8 Quorum at Meetings of Members / Voting. Members having a majority of the aggregate Ownership Interests shall constitute a quorum at any meeting of Members. If a quorum is present, the affirmative vote of the majority of the aggregate Ownership Interests represented at the meeting shall be the act of the Members unless a different percentage vote is required under the Act, the Articles, or other provisions of this Agreement.

3.9 Action of Members by Written Consent. Action required or permitted by the Act to be taken at a Members’ meeting may be taken without a meeting if the action is evidenced by written consent, signed by such Members having no less than 66% of the aggregate Ownership Interests, or such greater percentage of Ownership Interests, if any, as would be required for adoption of the action at a duly convened meeting of the Members at which all Members were present or voting by proxy under Section 3.8. Action taken by such written consent shall be effective when such Members have signed the consent unless the consent specifies a different effective date. An action adopted by written consent of Members shall have the same force and effect as if such action had been taken at a meeting of such Members.

3.10 Members’ Rights to Information and Accounting. Each Member shall have the right to inspect and copy Company records and to obtain from the Manager information and tax returns upon reasonable demand for any purpose reasonably related to the Member’s interest as a Member subject, however, to such reasonable standards as may be established by the Manager. Each Member may have a formal accounting whenever circumstances render it just and reasonable.

3.11 Resignation of Members. A Member may resign from the Company at any time upon not less than six (6) months prior written notice to the Company at its principal office as set forth in Section 2.1 and to each Member and each Manager at each Member’s and Manager’s address as set forth on the records of the Company. Except as otherwise provided in the Act, upon resignation, a resigning Member is entitled to receive any distribution to which he or she is entitled under this Agreement as of the time of his or her resignation. A resigning Member shall not, however, be entitled to a return of his or her Capital Account (as defined in Section 4.4) or to payment for the value of his or her Ownership Interest except in accordance with Article IX hereof.

ARTICLE IV

FINANCIAL MATTERS

4.1 Initial Capital Contributions. The initial capital contributions of the Members shall be set forth opposite the Member’s name on the Schedule of Members.

4.2 Additional Capital Contributions. Members shall be permitted to make further capital contributions to the Company in proportion to their Ownership Interests. Any contribution which is to be made in a different proportion shall require majority consent of the Members.

4.3 Interest on Capital Contributions. No interest shall be paid on any contribution to the capital of the Company.

4.4 Capital Accounts. A separate capital account (a “Capital Account”) shall be established and maintained on the books of the Company for each Member. Each Member’s Capital Account shall be credited with the amount of money and the fair market value of other property contributed to the Company pursuant to Sections 4.1 and 4.2 of this Agreement (net of liabilities secured by the contributed property that the Company is considered to assume or take subject to under Internal Revenue Code of 1986, as amended (“IRC”), § 752). Each Member’s allocated share of Company items of income, gain, loss and deduction shall be credited or debited to its Capital Account. All Company distributions to a Member of cash or property (which shall be valued at its fair market value net of liabilities secured by such distributed property that the Member is considered to assume or take subject to under IRC § 752) shall be debited to such Member’s Capital Account. Notwithstanding any other provision hereof, the Members’ Capital Accounts shall be maintained in accordance with Treasury Regulations under TRC § 704(b).

4.5 Allocation of Profits and Losses. All items of Company income, gain, loss and deduction shall be allocated for purposes of the Capital Accounts among the Members in accordance with their respective Ownership Interests; provided that, upon the sale or other disposition of all or substantially all the assets of the Company, gains and losses shall be allocated so that, to the maximum extent possible, the Members’ resulting Capital Account balances are in proportion to their Ownership Interests. Except as otherwise provided in this Section 4.5, income, gain, loss and deduction for federal income tax purposes shall be allocated in accordance with the corresponding item as determined for purposes of maintaining Capital Accounts. For federal income tax purposes, recapture of any item of deduction or credit shall, to the extent consistent with the allocation of gain, be allocated to the Members in accordance with the allocation of items of deduction or credit giving rise to the recapture. In accordance with IRC § 704(c) and Treasury Regulations thereunder, solely for federal and applicable state and local income tax purposes, income, gain, loss and deduction with respect to property contributed by a Member shall be allocated so as to take into account any variation between the adjusted basis of such property to the Member for federal income tax purposes and its fair market value at the time of contribution. The preceding sentence shall be administered by the Tax Matters Member designated in accordance with Section 7.4.1.a or the Partnership Representative designated in accordance with Section 7.4.1.b, as applicable, in any reasonable manner that is consistent with IRC § 704(c) and Treasury Regulations thereunder.

4.6 Regulatory and Curative Allocations.

4.6.1 Notwithstanding the other provisions of Article IV, the “qualified income offset,” “minimum gain chargeback,” and “partner nonrecourse debt minimum gain chargeback” provisions of Treasury Regulations under IRC § 704(b) shall be incorporated herein by reference and shall be given effect. Deductions attributable to partner nonrecourse liabilities (within the meaning of IRC § 1.704-(2(i)(2)) shall be allocable to the Member or Members who bear the risk of loss with respect to the nonrecourse liability.

4.6.2 If the allocation of deductions to any Member would cause the Member to have a deficit Capital Account balance at the end of any taxable year (after all other allocations provided for in Article IV have been made), such deductions shall instead be allocated to the other Members. For purposes of this Section 4.6.2, the Members’ Capital Accounts shall be increased by the sum of (i) the amount such Member is obligated to restore pursuant to any provision of this Agreement, (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§ 1.704-2(g)(l) and 1.704-2(i)(5), and (iii) the amount of liabilities of the Company allocable to such Member under IRC § 752 with respect to which the Member bears the economic risk of loss to the extent such liability is not “partner nonrecourse debt.”

4.6.3 The allocations set forth in Sections 4.6.1 and 4.6.2 shall be taken into account in determining other and subsequent allocations of items of income, gain, loss and deduction, so that, to the extent possible, the Capital Account balances of the Members shall be equal to the Capital Account balances that would have existed in the absence of such allocations.

4.6.4 The Managers shall adjust the Members’ Ownership Interests to reflect their Capital Accounts.

ARTICLE V

DISTRIBUTIONS FROM OPERATIONS

5.1 Sharing of Distributions. Except as provided in Article VIII, distributions shall be made in accordance with the Members’ Ownership Interests at the time of distribution.

5.2 Tax Distributions.

5.2.1 Within ten days after the end of March, May, August and December, the Managers may in their discretion cause the Company to distribute a certain amount to the Members as tax distributions in an amount equal to each Member’s estimated federal and state income tax liability that would be accrued on the income of the Company for that calendar year through the end of the applicable month (assuming that such income was taxed at the maximum applicable individual rate, based on the nature of the income as ordinary income, capital gain, or otherwise, for an individual residing in Colorado).

5.2.2 After the income of the Company for each calendar year has been determined, if total distributions to date with respect to such year do not equal or exceed the federal and state income tax liability that would be accrued on the income of the Company for such year (calculated in the manner set forth in the preceding Section 5.2.1), the Managers may in their discretion cause the Company to distribute an additional amount necessary to cause the total distributions for such year to equal such tax liability.

5.3 Additional Distribution. Subject to the limitations set forth in Section 5.4 the Managers shall, at least as often as quarterly, make distributions from the Company to the Members in amounts that the Managers determine are not needed and are not reasonably expected to be needed for normal operating expenses of the Company, for payment of Company obligations or for establishing reasonable reserves for such expenses and obligations, and for any capital acquisition reserve which has been authorized pursuant to Section 6.8.4. Except as determined by the Managers, no Member shall have the right to withdraw any amount from his or her Capital Account, or to receive any distribution or return of capital, without the unanimous consent of Members.

5.4 Limits on Distributions. Distributions shall not be made to any Member under Sections 5.2 or 5.3 if the Company is in default of any of its obligations, is reasonably expected to be in such default, or would be in such default, as a consequence of such distribution. A Member may not receive a distribution from the Company if the liabilities of the Company, (other than liabilities to Members on account of their Ownership Interests) would exceed the fair market value of the assets of the Company after giving effect to the distribution.

ARTICLE VI

MANAGEMENT OF COMPANY

6.1 Management by Managers. The management of the business and affairs of the Company initially shall be vested in Theodore D. Taplin, Britton T. Taplin, and Frank F. Taplin (“Managers”); provided, however, that if any such person becomes a Resigned Member, he shall no longer be a Manager; and further provided, that any such person may resign as a Manager but continue as a Member. The Managers in their discretion and by unanimous verbal agreement shall decide who shall be responsible for accounting, for tax matters, and for investment matters. Unless otherwise provided herein, decisions by the Managers shall be effective upon a majority vote of the Managers; provided, however, that if only two persons are serving as Managers, decisions shall be effective only upon a unanimous vote of the Managers.

6.2 Election and Term of Manager. A Manager shall hold office until a successor has been elected and qualified.

6.3 Vacancies. Any vacancies occurring in the office of Manager including a vacancy caused by an increase in the number of Managers may be filled by the acting Managers. If the Members do not agree with such appointment, the vacancy shall be filled by 66% of the Ownership Interests (hereinafter “a 66% Consent”) at a meeting of Members called for that purpose.

6.4 Removal of a Manager. At a meeting called expressly for that purpose, any Manager may be removed, with or without cause, by a 66% Consent.

6.5 Duties of the Managers. The Managers shall perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the Company and with such care as an ordinarily prudent person in a like position would use under similar circumstances. Managers who so perform their duties shall not have any liability by reason of being or having been a Manager of the Company. The Managers shall be entitled to rely on information, opinions, reports or statements of accountants, attorneys, professional consultants or other advisors unless they have knowledge concerning the matter in question which would cause such a reliance to be unwarranted. No Manager shall have authority to do any act in contravention of the Articles or this Agreement. A Manager shall be an agent of the Company for the purpose of its business and the act of a Manager, including the execution in the name of the Company of any instrument for apparently carrying on in the usual way the business of the Company, shall bind the Company unless such Manager lacks the authority to act for the Company and the person with whom he is dealing has knowledge of the fact that he has no such authority. No debt shall be contracted or liability incurred by or on behalf of the Company except by a Manager.

6.6 Dealing with Property. As provided in the Act, real and personal property owned or purchased by the Company shall be held and owned, and conveyances made, in the name of the Company. Subject to Sections 6.8 and 6.9, instruments and documents providing for the acquisition, mortgage or disposition of property of the Company shall be valid and binding upon the Company if executed by a Manager.

6.7 Compensation to the Managers. Unless otherwise agreed by a 66% Consent, a Manager shall be entitled to reasonable compensation and shall be entitled to payment or reimbursement of all reasonable costs and expenses incurred in the performance of his or her duties as a Manager.

6.8 Powers of the Managers.

6.8.1 The Managers shall have all necessary rights, powers and authority to manage the affairs of the Company and shall be the authorized representative of the Company in day-to-day administration of the rights and obligations of the Company. Without limiting the generality of the foregoing, the Managers shall have the power and authority to bring and defend law suits as shall be necessary or desirable in connection therewith, and to take any and all actions which shall be necessary or desirable in connection therewith. The Managers may delegate day-to-day administration to a person of their choosing and may hire such advisers including, without limitations, investment advisers, bookkeepers, accountants and attorneys, to advise them regarding Company matters.

6.8.2 If approved by both the Managers and a 66% Consent, the Managers may establish a capital acquisition reserve to provide funds for future investments.

6.9 Transactions with Managers and Members. A Member or the Managers may lend money to, act as surety for, and transact other business with the Company and, subject to other applicable law, shall have the same rights and obligations with respect thereto as a person who is not a Member or a Manager; provided, however, that any transaction or agreement between the Company and a Manager or Member shall require a 66% Consent.

ARTICLE VII

INDEMNIFICATION, TAX RETURNS AND RECORDS

7.1 Indemnification of Managers, Employees and Agents. The Company shall indemnify any person against liability incurred in a proceeding if such person is made a party to such proceeding because he was a Manager. The Company shall advance expenses to such person to the fullest extent permitted under the Act. The Company may indemnify and advance expenses to an employee or agent of the Company who is not a Manager to the same extent as a Manager or to a greater extent if consistent with law. The Company may purchase and maintain insurance on behalf of a person who is or was a Manager, employee, fiduciary or agent of the Company against any liability asserted against or incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability.

7.2 Records. The Company shall keep at the principal office of the Company, (a) a current list of the full name and last known business, residence or mailing address of each Member and each Manager, both past and present; (b) a copy of the Articles and all amendments thereto, together with executed copies of any powers of attorney pursuant to which any amendment has been executed; (c) copies of the Company’s federal, state and local income tax returns and reports, if any, for the six (6) most recent years; (d) copies of the currently effective Agreement; (e) copies of financial statements of the Company for the six (6) most recent years; (f) minutes of every annual and special meeting of Members and any meeting ordered by a court pursuant to the Act; (g) a statement prepared and certified as accurate by a Manager which contains information about contributions of capital and return of contributions as required by the Act to the extent such information is not already provided by the Agreement; and (h) consents and action taken by Members without a meeting. Such records are subject to inspection and copying at the reasonable request, and at the expense, of any Member during ordinary business hours.

7.3 Books and Records. Except as required by Section 7.2, all accounts, books, records and other relevant Company documents will be maintained and preserved at the offices of the Company or any Manager during the term of the Company and for at least five (5) years thereafter and shall be open to inspection by authorized representatives of any Member at any reasonable time,

7.4 Tax Returns and Accounting.

7.4.1 Tax Matters Member and Tax Representative.

a. Until December 31,2017, Britton T. Taplin is designated as a Tax Matters Member (the “Tax Matters Member”) for the Company for the purposes of IRC § 6231(a)(7). The Tax Matters Member shall cause income and other required federal, state and local tax returns for the Company to be prepared and to be timely filed with the appropriate authorities and shall make such tax elections and other tax determinations on behalf of the Company as it deems appropriate. All costs incurred by the Tax Matters Member in performing such duties shall be charged to and treated as expenses of the Company. The Tax Matters Member may be changed by a 75% Consent.

b. After December 31,2017:

(1) For purposes of this Section 7.4.1.b, unless otherwise specified, all references to provisions of the IRC shall be to such provisions as enacted by the Bipartisan Budget Act of 2015 as such provisions may subsequently be modified.

(2) Britton T. Taplin is designated as the Company’s designated “partnership representative” within the meaning of IRC Section 6223 (the “Tax Representative”) with sole authority to act on behalf of the Company for purposes of Subchapter C of Chapter 63 of the IRC and any comparable provisions of state or local income tax laws. In the event he is not able or ceases to serve as the Tax Representative, the Manager (or if more than one, the one selected by them) shall serve as the Tax Representative.

(3) If the Company qualifies to elect pursuant to IRC Section 6221(b) (or successor provision) to have Subchapter C of Chapter 63 of the IRC not apply to any federal income tax audits and other proceedings, the Manager shall cause the Company to make such election.

(4) If any “partnership adjustment” (as defined in IRC Section 6241(2)) is determined with respect to the Company, the Tax Representative shall promptly notify the Members upon the receipt of a notice of final partnership adjustment, and shall take such actions as directed by a majority of the Members in writing within 10 business days after the receipt of such notice, including whether to file a petition in Tax Court, cause the Company to pay the amount of any such adjustment under IRC Section 6225, or make the election under IRC Section 6226.

(5) If any “partnership adjustment” (as defined in IRC Section 6241(2)) is finally determined with respect to the Company and the Tax Representative has not caused the Company to make the election under IRC Section 6226, then (i) the Members shall take such actions requested by the Tax Representative, including filing amended tax returns and paying any tax due in accordance with IRC Section 6225(c)(2); (ii) the Tax Representative shall use commercially reasonable efforts to make any modifications available under IRC Section 6225(c)(3), (4) and (5); and (iii) any “imputed underpayment” (as determined in accordance with IRC Section 6225) or partnership adjustment that does not give rise to an imputed underpayment shall be apportioned among the Members of the Company for the taxable year in which the adjustment is finalized in such manner as may be necessary (as determined by the Tax Representative in good faith) so that, to the maximum extent possible, the tax and economic consequences of the partnership adjustment and any associated interest and penalties are borne by the Members based upon their interests in the Company for the reviewed year.

(6) If a subsidiary (if any) of the Company (i) pays any partnership adjustment under IRC Section 6225; (ii) requires the Company to file an amended tax return and pay associated taxes to reduce the amount of a partnership adjustment imposed on the subsidiary, or (iii) makes an election under IRC Section 6226, the Tax Representative shall cause the Company to make the administrative adjustment request provided for in Code Section 6227 consistent with the principles and limitations set forth in Sections 7.4.1.b(4)-(5) above for partnership adjustments of the Company, and the Members shall take such actions reasonably requested by the Tax Representative in furtherance of such administrative adjustment request.

(7) The obligations of each Member or former Member under this Section 7.4.1.b shall survive the transfer or redemption by such Member of its Membership Interest and the termination of this Agreement or the dissolution of the Company.

7.4.2 The allocable share of any party which is a Member for less than an entire tax year or whose interest in the Company varies in the tax year shall be adjusted in any reasonable manner chosen by the Manager to take its varying interest or lack thereof into account.

7.4.3 The Manager shall cause to be provided to each Member information concerning the Company’s taxable income or loss and each item of income, gain, loss, deduction or credit which is relevant to reporting a Member’s share of Company income, gain, loss, deduction or credit for purposes of federal or state income tax. Information required for the preparation of a Member’s income tax returns shall be furnished to the Members as soon as possible after the close of the Company’s fiscal year.

7.4.4 The Manager shall cause to be filed timely all federal, state, and local reports as may be required, including without limitation, all reports required by licenses and permits, sales and use tax reports, income tax withholding reports, FICA tax reports, unemployment compensation reports, information reports, and similar reports, and shall cause all payments required thereunder to be made by the Company from the Company’s funds.

7.4.5 The fiscal year of the Company shall be the calendar year. Each Member hereby represents that its tax year is a calendar year.

ARTICLE VIII

DISSOLUTION, LIQUIDATION AND TERMINATION

8.1 Events of Dissolution. The Company shall be dissolved upon (a) the 66% Consent of the Members, or (b) after the death of Beatrice B. Taplin, upon the agreement of at least two of the Managers.

8.2 Liquidation of the Company. Upon dissolution of the Company, the Company shall be liquidated by the Managers, as liquidating agent. The Managers shall cause to be filed a statement of dissolution with the Colorado Secretary of State in accordance with the Act. Each Member shall immediately pay its unpaid share of any capital contribution call theretofore made. Company assets shall thereupon be applied in the following order:

8.2.1 to the payment of the debts and liabilities of the Company to creditors, including Members, provided any such debts to Members or Managers were approved in accordance with Section 6.9 and are not a return of capital or profit;

8.2.2 to establishing any reserves that the Managers deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company, which reserves may be paid over by the Managers to an escrow agent to be held for (a) distribution in payment of the aforementioned contingencies, and (b) upon expiration of such period as the Managers may deem advisable, for distribution in the manner provided for herein;

8.2.3 to the payment of the debts and liabilities of the Company to Members other than for capital and profits and other than those which qualify for repayment under Section 8.2.1;

8.2.4 to the Members in proportion to each Member’s Capital Account; provided, however, that if there is any outstanding obligation of a Member to contribute additional capital to the Company, an amount equal to such deficit shall be paid to the other Members before any distribution is made under this Section 8.2 to the Member with a capital account deficit.

8.3 Distributions in Kind. Any distribution in kind shall be treated as though the assets distributed had been sold at fair market value and any deemed gain or loss will be reflected in the capital accounts as though the property had actually been sold. Such fair market value shall be determined by the agreement of all the Members or, absent such agreement, by an appraiser selected by the Managers.

8.4 Termination. Upon completion of liquidation the Company will cease further activity and terminate.

8.5 Continuation Upon Death. After the death of an individual Member, within six months after his or her appointment, the Personal Representative of the deceased member’s estate, shall offer to sell the deceased Member’s or revocable trust’s Ownership Interest in accordance with the procedures set forth in Section 9.7 as if such Personal Representative were the Member, unless, by reason of such deceased Member’s death, the deceased Member’s share is distributable to one or more of the other Members. The provisions of the immediately preceding sentence shall apply with respect to the Ownership Interest of a revocable trust Member under Section 9.2 upon the death of the trust’s settlor, as though the settlor were a deceased individual Member who died owning the trust’s Ownership Interest and the Trustee had been appointed as Personal Representative of the settlor’s estate on the date of the settlor’s death.

8.5.1 Within sixty (60) days after the Company Option Period as defined in Section 9.7.3, the Members or the Company, as applicable, who agree to purchase the Ownership Interest of the deceased Member shall, pay to the estate of the deceased Member, the fair market value of the deceased Member’s Ownership Interest as of the date of death, as determined pursuant to Section 8.6. If the Members agree to dissolve the Company under Section 8.1 at any time prior to expiration of the period provided in the immediately preceding sentence, the provisions of this Section 8.5 shall be inapplicable; and the provisions of Section 8.2 shall govern the disposition of the Company, with the deceased Member being treated as a continuing Member.

8.5.2 In the event that neither the Members nor the Company agree to purchase the Ownership Interest of the deceased Member, such Ownership Interest shall pass to (a) the devisees or heirs, as the case may be, of the deceased Member, or (b) the named beneficiaries of the revocable trust Member (in each case, the “Beneficiaries”). If so transferred, such Ownership Interest shall remain subject to the terms of this Agreement in the hands of the Beneficiaries; and each Beneficiary, or such Beneficiary’s legal representative, shall be required to execute a copy of this Agreement prior to receiving such Ownership Interest. The Beneficiary shall not be entitled to vote his or her Ownership Interest or otherwise exercise the privileges of Membership. A Beneficiary shall merely own an economic interest in the Company unless the remaining Members agree to admit the Beneficiary as a Member pursuant to Section 3.2.

8.6 The fair market value of a deceased Member’s Ownership Interest for purposes of Section 8.5 shall be determined in the same manner as provided in Section 9.5.2 as if a Member resigned.

ARTICLE IX

RESTRICTIONS ON THE SALE OR TRANSFER OF COMPANY INTERESTS

9.1 Prohibition on Encumbrance. No Member shall pledge or otherwise encumber all or any portion of his or her Ownership Interest without the prior written consent of all other Members.

9.2 General Consent Requirement Applicable to Transfers of Ownership Interests. Subject to the remaining provisions of this Section 9.2, a Member may transfer an Ownership Interest of the Company which he or she now owns, or which he or she may hereafter acquire, only with the prior written consent of all the other Members. A Member may transfer by gift all or a portion of his or her Ownership Interest to (a) a descendant of the transferring Member who is also a Member, (b) a revocable trust of which the Member is the sole lifetime beneficiary, without the prior written consent of other Members, provided the Trustee of such trust upon executes a copy of this Agreement and agrees, on behalf of the trust, to be bound by its terms. All other transfers shall be subject to the remaining provisions of this Article.

9.3 Right of First Refusal Applicable to Sale, Exchange or Other Transfer of Ownership Interests to an Outsider.

9.3.1 Except as set forth in Sections 8.5 and 9.2, no Member may sell, exchange or otherwise transfer (including without limitation by pledge or other encumbrance) any Ownership Interest which he or she now owns, or which he or she may hereafter acquire, to any person or entity, other than an existing Member as provided in Section 9.4, (“an Outsider”) without first offering the Ownership Interest he or she wishes to transfer to the other Members and the Company pursuant to the procedures set forth in Section 9.7 of this Agreement at the same price and on substantially the same terms offered to the transferring Member by the Outsider. If, at the end of the Company’s Option Period as provided in Section 9.7.3, the Members and the Company have not agreed to acquire all of the offered Ownership Interest, then all of such Ownership Interest may be transferred to the Outsider only in compliance with Section 9.3.3.

9.3.2 All offers to transfer made pursuant to this Section 9.3 shall identify the Outsider by name and address and shall state the proposed purchase price and all other terms applicable to the transfer to the Outsider.

9.3.3 Any transfer to an Outsider or a Member pursuant to Section 9.3 or 9.4 shall comply with the following provisions:

a. the transferring Member shall transfer the entire Ownership Interest which was offered pursuant to Section 9.3 or 9.4;

b. such transfer shall be made on substantially the same terms set forth in the offer to the Members;

c. such transfer shall be made within 60 days after expiration of the Company Option Period as defined in Section 9.7.3; and

d. in the case of a transfer pursuant to this Section 9.3, the Outsider and his Ownership Interest shall be subject to this Agreement following the transfer. The Outsider shall not be entitled to vote his or her Ownership Interest or otherwise exercise the privileges of Membership. The Outsider shall merely own an economic interest in the Company unless the remaining Members agree in their sole and absolute discretion to admit the Outsider as a Member pursuant to Section 3.2.

e. Any proposed transfer which does not comply with the provisions of Section 9.3.3 must be reoffered to the Members and the Company pursuant to Section 9.3.

9.4 Transfers of Ownership Interest Among Members. Except as provided in Section 9.2, no Member may sell or otherwise transfer all or a portion of his or her Ownership Interest in the Company to another Member, without first offering any Ownership interest he or she wishes to sell or transfer to all of the other Members, including the Member desiring to acquire the Ownership Interest, and the Company pursuant to the procedures set forth in Sections 9.3 and 9.7. If, at the end of the Company’s Option Period (as defined in Section 9.7.3 below), the Members and the Company have not agreed to acquire all of the offered Ownership Interests, then all of such Ownership Interests may be transferred to the Member who originally agreed to acquire the Ownership Interests in compliance with Section 9.3.3.

9.5 Transfers of Ownership Interests upon Resignation of a Member.

9.5.1 In the event that any Member shall resign while owning an Ownership Interest, such Ownership Interest shall be offered to the other Members and the Company pursuant to the procedures set forth in Section 9.7. If, at the end of the Final Member Option Period (as defined in Section 9.7.2 below), any Ownership Interest remains which has not been purchased by the other Members, the Company may purchase all of such remaining Ownership Interest from the resigned Member as it so chooses, and such Member shall sell all of such remaining Ownership Interest to the Company, at the purchase price set forth in Section 9.5.2.

9.5.2 The purchase price of the Ownership Interest shall equal the value of the Company based on a valuation done by an independent appraiser selected by and paid by the Company multiplied by the percent of Ownership Interest with the appropriate discounts for minority interests and lack of marketability. The terms for the payment of the purchase price in the event the Company or the Members purchase such remaining Ownership Interest shall be as set forth in Section 9.6.

9.5.3 A Member who resigns as a Member and whose full Ownership Interest is not purchased in accordance with this Section shall cease to be a Member as of the date of his or her resignation and shall be relieved of any rights or obligations under this Agreement arising subsequent to the date of such resignation, except a right to distributions attributable to the unpurchased Ownership Interest.

9.6 Payment of Purchase Price in Event of A Member’s Resignation. Within sixty (60) days after the Company Option Period as defined in Section 9.7.3, the Members or the Company, as applicable, who agree to purchase the Ownership Interest of a Member who has resigned as a Member shall pay to such resigned Member the fair market value of such

Member’s Ownership Interest (as determined in the same manner as provided by Section 9.5.2) as of the date agreed upon by a majority of the Ownership Interests.

9.7 Terms of Right of First Refusal.

9.7.1 Before any Member may transfer or dispose of all or any of his or her Ownership Interest hi a transaction subject to the provisions of this Section, such Member must first offer such Ownership Interest to the other Members on an equal basis. The offering price shall be as stated in Sections 8.6, 9.3 and 9.5.2 as applicable. Such offer shall be held open by such Member for a period of 20 days from the date of such offer, which period shall be known as the “Member Option Period.”

9.7.2 The other Members may, within the Member Option Period, accept such offer as to all or any part of the Ownership Interest so offered. In the event such offer is not accepted by one of the other Members as to all of the Ownership Interest so offered by the end of the Member Option Period, then the remaining other Members shall have an option to purchase equally, or in such proportions as they may agree, the Ownership Interest with respect to which the other Member did not exercise his or her option, such option to run for an additional period of 5 days, which 5-day period shall be known as the “Final Member Option Period.”

9.7.3 In the event that such offer to the Members is not accepted by the Members as to al l the Ownership Interest at the end of the final Member Option Period, the Ownership Interest shall be offered to the Company at the same price and on the same terms for an additional period of 10 days, which period shall be known as the “Company Option Period.”

9.8 Effect of Incapacity of Member. In the event of a Member’s legal incapacity, the Member’s Ownership Interest may be held and administered by the Member’s conservator, financial guardian, or agent under a duly executed durable power of attorney in accordance with the laws of the incapacitated Member’s domicile; and an assumption of the Ownership Interest by the Member’s legal representative in this manner shall not constitute a transfer subject to the provisions of this Article. However, such legal representative shall not be entitled to vote his or her Ownership Interest or otherwise exercise the privileges of Membership on behalf of the incapacitated Member. During the Member’s incapacity, the Member, through the Member’s legal representative, shall merely own an economic interest in the Company

9.9 Unauthorized Transfers. If a Member attempts, or allows to occur, a transfer in violation of this Article, such attempted or allowed transfer shall be null and void in all respects, and such Member shall be liable to the Company and the other Members for all damages that they may sustain as a result of such attempted or allowed transfer.

ARTICLE X

MISCELLANEOUS

10.1 Notices. Any notice or other communication required or permitted to be given to a Member, Resigned Member of Manager under this Agreement shall be in writing and may be: (a) hand-delivered, (b) transmitted by facsimile, (c) transmitted by electronic mail, or (d) sent by

United States certified or registered mail, return receipt requested, postage prepaid, or via Express Mail or any similar delivery service.

10.1.1 Notices not hand-delivered shall be delivered to the facsimile telephone number, electronic mail address, or delivery address of a Member as listed in Schedule A. At any time, Members may designate in writing a new facsimile telephone number, electronic mail address, or delivery address for such purposes.

10.1.2 Notice shall be given on the first of the following to occur:

(a) receipt in the event of hand-delivery; (b) transmission by sender in the event of transmission by facsimile or electronic mail; (c) receipt of certified or registered mail, as evidenced by signed receipt; or (d) one business day after the date appearing on the shipping invoice of Express Mail or other similar overnight delivery service.

10.2 Successors. Subject to Section 3.3, this Agreement inures to the benefit of and binds each party and their respective successors and transferees.

10.3 Governing Law. This Agreement shall be governed by the law of the State of Colorado.

10.4 Amendment and Waiver. No change, modification, waiver or amendment to this Agreement shall be valid unless the same is in writing and signed by all of the Members. A waiver of a breach of any provision of this Agreement by a party shall not operate or be construed as a waiver by that party of any subsequent breach,

10.5 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity or lack of enforceability without rendering invalid or unenforceable the remaining terms and provisions of tills Agreement, or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

10.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall together constitute one and the same instrument. Signatures transmitted by facsimile or electronic transmission shall be binding as if they were original signatures.

The remainder of this page is left blank by intention.

Signatures are to be provided on the following page.

IN WITNESS WHEREOF, this Operating Agreement is executed effective as of September 18 , 2017.

THOMAS E. TAPLIN MARITAL TRUST

	By:	PNC BANK, Trustee

9/18/2017		By:	/s/ Lori K. Smith
Date			Name:	Lori K. Smith
			Title:	Asst. Vice President

9/18/2017	By:	/s/ Beatrice B. Taplin
Date		Beatrice B. Taplin, Trustee

9/18/2017	/s/ Theodore D. Taplin
Date	Theodore D. Taplin

9/18/2017	/s/ Britton T. Taplin
Date	Britton T. Taplin

9/18/2017	/s/ Frank F. Taplin
Date	Frank F. Taplin

Schedule of Members

upon LLC formation

Member	Initial Capital Contributions	Ownership Interest
Thomas E. Taplin Marital Trust, Beatrice B. Taplin. Trustee PNC Bank, Trustee c/o Leigh H. Carter	344,600 shares of NACCO Class A common stock	98.71%

Theodore D. Taplin	1,500 shares of NACCO Class A common stock	0.43%

Britton T. Taplin	1,500 shares of NACCO Class A common stock	0.43%

Frank F. Taplin	1,500 shares of NACCO Class A common stock	0.43%

Schedule A

FIRST AMENDMENT TO OPERATING AGREEMENT

OF

ABIGAIL II LLC

This First Amendment to the Operating Agreement (the “Agreement) of Abigail II LLC, a Colorado limited liability Company (the “Company”), is made and entered into as of 4/2/2020, by and among the Members of the Company set forth below.

WHEREAS, under Section 10.4 of the Agreement, the Agreement may be amended with the written consent of the Members; and

WHEREAS, in anticipation of potential sales of Ownership Interests among them, Members desire to clarify the purposes for which the Company was formed to fully reflect the shared understanding at the time the Agreement was executed,

NOW, THEREFORE, the Agreement is hereby amended in the following particulars:

The following Preamble is added to the Agreement, to immediately precede Article I of the Agreement:

“The Members of the Company, identified below, enter into this Agreement and wish to form a limited liability Company to achieve the following ends (the “Members’ intent”):

To own, hold, invest, and vote the interests of certain securities traceable to Thomas E. Taplin (“family assets”), in order to make a profit and increase wealth;

To provide for the management, preservation, and voting influence of family assets by the shared participation and consent of Thomas E. Taplin’s spouse and descendants (the “family”);

To avoid and resolve disputes among Members and thereby preserve family harmony;

To maintain control of and consolidate the interests of Members in family assets;

To ensure that transfers involving family assets do not fractionalize and/or diminish the value of those assets;

To protect family assets from claims of future creditors or other third parties against family members; and

To provide flexibility in business planning not available through trusts, corporations, or other business entities.”

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Signatures for

FIRST AMENDMENT TO OPERATING AGREEMENT

OF

ABIGAIL II LLC

Section 1.1 of the Agreement is hereby amended in its entirety, and replaced by the following:

1.1 Purpose of the Company. The purpose of the Company is to manage, hold, buy and sell certain securities which are initially subject to certain restrictions and which are held for investment purposes, and to engage in the transaction of all lawful business and to pursue any other lawful purposes for which a limited liability company may be organized under Colorado law, consistent with the Members’ intent as provided above.

Except as provided herein, the Agreement is ratified und confirmed in its entirety.

The Members set forth below constitute all Members of the Company. By their signatures, the Members agree to this First Amendment as required under Section 10.4 of the Agreement.

This First Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument; and any of the parties hereto may execute this First Amendment by signing any such counterpart. A facsimile or electronically transmitted signature shall constitute an original signature.

[Signatures on following page]

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Signatures for

FIRST AMENDMENT TO OPERATING AGREEMENT

OF

ABIGAIL II LLC

IN WITNESS WHEREOF, the undersigned parties execute this First Amendment, effective as of the day and year first above written.

THOMAS E. TAPLIN MARITAL TRUST

	By:	PNC BANK, Trustee

4/21/20		By:	/s/ Georgia A. Froelich
Date			Name: Georgia A. Froelich
Title: Senior Vice President

4/2/20	By:	/s/ Beatrice B. Taplin
Date		Beatrice B. Taplin, Trustee

4/2/20	/s/ Theodore D. Taplin
Date	Theodore D. Taplin

4/2/20	/s/ Britton T. Taplin
Date	Britton T. Taplin

4/2/20	/s/ Frank F. Taplin
Date	Frank F. Taplin

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